Exhibit 99.1

Press Release

For further information:

Jeffrey R. Luber SVP, Chief Financial Officer & General Counsel EXACT Sciences Corporation P: (508) 683-1211 E: jluber@exactsciences.com

EXACT Sciences to Present at Two Investor Conferences in November

MARLBOROUGH, Mass – (October 27, 2006) – EXACT Sciences Corporation (NASDAQ: EXAS) announced today that the Company will be presenting at two investor conferences in November.

On Thursday, November 2, 2006, Don Hardison, EXACT Sciences' President and Chief Executive Officer, will be presenting at the 2006 Mass Opportunities Biotechnology Investment Conference at the Hilton Logan Airport Hotel in Boston, Massachusetts.  The presentation will begin at 11:30 a.m. ET.

On Monday, November 6, 2006, Mr. Hardison will be presenting at the Rodman & Renshaw 8th Annual Healthcare Conference at the New York Palace Hotel in New York City.  The presentation will begin at 2:30 p.m. ET.

Webcasts of both presentations may be accessed at EXACT Sciences' website, www.exactsciences.com, through the Investor Relations page.  Archived versions of the webcasts will be available for 30 days following the live presentations.

About EXACT Sciences

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer. Certain of its technologies have been licensed to Laboratory Corporation of America Holdings (LabCorp) for a stool-based DNA screening assay for colorectal cancer in the average-risk population. Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early. Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high. EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated. Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  PreGen-Plus(TM) has not been approved or cleared by the Food & Drug Administration.

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